Exhibit 99.1

Bion Announces Voluntary Share Surrender

April 2, 2024. New York. New York. Bion Environmental Technologies, Inc. (OTC QB: BNET), a leader in advanced livestock waste treatment technology and premium sustainable beef, announced that several of its largest shareholders have agreed to return up to 30 percent of their holdings to the company for cancellation.

Heirs of Dominic Bassani, Bion’s former CEO and largest shareholder who passed in November, will return approximately 20 percent before the Company’s June 30, 2024, fiscal year end, with another 10 percent upon Bion meeting funding milestones that are consistent with the company’s growth objectives. Mark Smith, Bion’s current President, who is transitioning to retirement during this year, will return approximately 30 percent of his holdings over the next month.

The return process will involve cancellation of instruments held at the end of 2023, consisting of a mix of convertible notes, deferred compensation, warrants, and options. If the funding milestones are met, the surrender will total just under the equivalent of 10 million shares that would have resulted from the conversion or exercise of these instruments. The actual transactions with all details set forth will be reported on the individuals’ SEC Form 4 filings.

These shares are being returned to 1) offset shares Bion expects to issue under the employee incentive plans (and in other manners) to attract new team members to lead Bion through commercialization and project development, and 2) minimize dilution from future equity financings. It is anticipated that over the next year, Smith and the Bassanis will continue to convert long-standing notes and/or exercise warrants/options, that will simplify Bion’s capital structure, while also providing some further reduction in the fully diluted capitalization of the company.

Bion currently has approximately 57 million shares issued and outstanding, with approximately 100 million total shares (fully diluted: includes deferred compensation, convertible notes and debt, options, and warrants). If funding milestones are met, after the return of shares, Bion will have approximately 90M total shares (fully diluted). Details of the surrender, including which instruments will be returned and canceled, will be determined over the next several weeks.

Linda Bassani, Mr. Bassani’s widow, said, “Dom was committed to Bion and his vision of a sustainable livestock industry. As part of his legacy, we are taking these actions to support the company’s transition to commercialization and make that vision reality. To build projects, Bion needs to bring on successor management, an operations team, and strategic partners. We want these shares to be used to attract and incentivize top-shelf talent and provide additional flexibility where needed.”

Bill O’Neill, Bion’s CEO, said, “We appreciate the Bassani family and Mr. Smith for recognizing this need and taking the steps to help ensure our success. As we continue with commercialization and begin projects, this will help minimize the impact of funding our growth, including assembling the team we’ll need to exploit our opportunities.

We are eager to begin our first beef project this summer and explore alternative uses for our technology in other segments of the livestock industry and industrial/municipal applications.”

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About Bion Bion’s Gen3Tech platform will minimize the environmental impacts of large-scale livestock production, improve resource and production efficiencies, and drive premium pricing with a USDA-certified sustainable brand. The patented core technology produces clean water and recovers high-value organic and low-carbon precision fertilizers from manure. Bion is focused on developing state-of-the-art indoor cattle feeding operations that will produce verified Climate and Water Smart premium beef, fertilizers, and biofuel. For more, see Bion’s website at https://bionenviro.com.

This material includes forward-looking statements based on management's current reasonable business expectations. In this document, the word ‘will’ and similar expressions identify certain forward-looking statements. It should be noted it is difficult to accurately predict the startup and optimization of a first-of-its-kind advanced waste treatment technology platform. The timelines discussed are estimates only. These statements are made in reliance on the Private Securities Litigation Reform Act, Section 27A of the Securities act of 1933, as amended. There are numerous risks and uncertainties that could result in actual results differing materially from expected outcomes.

Contact Information:

Craig Scott

SVP, Director of Communications

(406) 281-8178 direct